EXHIBIT 99.1 65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE:	CONTACT: Douglas J. Swirsky Chief Financial Officer (240) 632-5510 dswirsky@genvec.com

GENVEC REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

GAITHERSBURG, MD - November 6, 2008 - GenVec, Inc. (Nasdaq:GNVC) today announced its financial results for the third quarter ended September 30, 2008.

GenVec reported a net loss of $6.8 million ($0.08 per share) compared to a net loss of $4.1 million ($0.05 per share) in the comparable quarter of 2007. This increase was primarily due to increased development costs for the Company’s lead product candidate, TNFerade™.

For the nine months ended September 30, 2008, GenVec’s net loss was $19.6 million ($0.24 per share), compared to a net loss of $14.3 million ($0.19 per share) for the nine months ended September 30, 2007. Included in the net loss for the first nine months of 2008 was stock-based compensation of $1.6 million as compared to $1.5 million for the same period in the prior year. GenVec ended the third quarter of 2008 with $22.5 million in cash and investments.

Revenues for the three-month and nine-month periods ended September 30, 2008 were $4.2 million and $11.8 million, respectively, representing an increase of 11 percent and 14 percent when compared to revenues of $3.8 million and $10.4 million in the comparable prior year periods. The increase in revenues for the three-month and nine-month periods ended September 30, 2008 is primarily a result of revenue associated with GenVec’s collaboration with the Department of Homeland Security for the development of vaccines against foot-and-mouth disease. This increase was partially offset by decreased revenues associated with the Company’s HIV vaccine development program.

Operating expenses were $11.2 million and $32.0 million for the three-month and nine-month periods ended September 30, 2008, respectively, which represents increases of 32 percent and 22 percent as compared to $8.5 million and $26.2 million in the comparable prior year periods. This was primarily due to higher costs related to the development of TNFerade including manufacturing costs and materials costs related to GenVec’s TNFerade clinical trial for locally advanced pancreatic cancer (PACT), increased personnel costs, and, to a lesser extent, pass through costs associated with the Company’s funded programs.

“GenVec’s financial performance for the period reflects our increased effort to develop TNFerade for locally-advanced pancreatic cancer. As we await key data from our pivotal trial, we continue to make progress under our manufacturing development agreement with Cobra Biomanufacturing which is intended to support the commercialization of TNFerade,” commented Douglas J. Swirsky, GenVec’s Senior Vice President and Chief Financial Officer. “We anticipate total revenues for 2008 will be between $14 million and $16 million and we currently estimate we will use approximately $6 million to $7 million of cash per quarter to fund our operations.”

Third Quarter and Recent Highlights

TNFerade for Cancer

•	As of October 31, 2008, 205 patients have been enrolled in the Company’s pivotal PACT trial, at 40 participating sites across the U.S.

•	In September, GenVec announced that the 92nd event in the PACT trial was reached. GenVec expects to receive data from an interim analysis of this trial in the fourth quarter of 2008.

Vaccine Programs

•
The U.S. Department of Homeland Security exercised the second option period from the previously announced agreement which will provide $6.6 million to support the development of vaccines for the prevention of foot-and-mouth disease. The funding increases the total value of GenVec’s three-year agreement from $17.5 to $18.2 million.

•
The National Institute of Allergy and Infectious Disease (NIAID), part of the NIH, executed its second option period (year 3) under a five-year contract with GenVec for the production of HIV vaccines. GenVec will receive up to $3.9 million for activities conducted under this option period.

•
The NIAID exercised its seventh option period (year eight) under its multi-year collaboration with GenVec to develop and manufacture novel adenovector-based HIV vaccines. Under this option, the Company will receive up to $2.1 million over the next year, which will support continued development of next-generation vaccines for HIV.

Conference Call Information

GenVec will host its quarterly conference call at 10:00 a.m. Eastern time tomorrow. To listen to the live conference call, please dial 888-679-8035 (U.S. or Canada) or 617-213-4848 (international) and use access code 24759112. Participants may pre-register for the call anytime at: https://www.theconferencingservice.com/prereg/key.process?key=PDL8P9Q7N. Pre-registrants will be issued a PIN number to use when dialing into the live call, which will provide quick access to the conference. An audio replay of the conference call will be available starting at 12:00 p.m. on November 7, 2008 through November 14, 2008. To listen to the audio replay, dial 888-286-8010 (U.S. or Canada) or 617-801-6888 (international) and use access code 79906551.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product candidate, TNFerade™, is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer and is being evaluated in additional clinical trials in other tumor types. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including foot-and-mouth disease, malaria, HIV, respiratory syncytial virus (RSV), HSV-2, and influenza. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.
(Tables to Follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenue	$4,205	$3,777	$11,797	$10,388

Operating expenses:
Research and development	9,545	6,361	25,594	19,229
General and administrative	1,701	2,166	6,430	6,946
Total operating expenses	11,246	8,527	32,024	26,175

Loss from operations	(7,041)	(4,750)	(20,227)	(15,787)

Interest income	183	383	600	1,185
Interest expense, net	19	(23)	(22)	(8)
Other	-	337	-	337

Net loss	$(6,839)	$(4,053)	$(19,649)	$(14,273)

Basic and diluted net loss per share	$(0.08)	$(0.05)	$(0.24)	$(0.19)

Shares used in computing basic and diluted net loss per share	88,422	73,761	80,884	73,617

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)

Cash and investments	$22,510	$23,660
Working capital	17,338	17,478
Total assets	28,458	28,348
Stockholders' equity	18,742	18,110